Exhibit 99.3
August 12, 2010
Board of Directors
RRI Energy, Inc.
1000 Main Street
Houston, TX 77002

Re:	Joint Proxy Statement/Prospectus and Amendment No. 2 to the Form S-4 Registration Statement of RRI Energy, Inc., as filed with the Securities and Exchange Commission on August 12, 2010

Gentlemen:
Reference is made to our opinion letter, dated April 11, 2010 (“Opinion Letter”), with respect to the fairness from a financial point of view to RRI Energy, Inc. (the “Company”) of the exchange ratio of 2.835 shares of common stock, par value $0.001 per share, of the Company to be issued in exchange for each share of common stock, par value $0.01 per share, of Mirant Corporation (“Mirant”) pursuant to the Agreement and Plan of Merger, dated as of April 11, 2010, by and among the Company, RRI Energy Holdings, Inc. and Mirant.
The Opinion Letter is provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transaction contemplated therein and is not to be filed with, included in or referred to in whole or in part in any registration statement, proxy statement or any other document filed with the Securities and Exchange Commission, except in accordance with our prior written consent, which is given hereby with respect to the above-referenced Joint Proxy Statement/Prospectus and Amendment No. 2 to the Form S-4 Registration Statement as set forth below. We understand that the Company has determined to include our Opinion Letter in the above-referenced Joint Proxy Statement/Prospectus, which forms a part of Amendment No. 2 to the Form S-4 Registration Statement of the Company relating to the proposed merger of the Company and Mirant.
In that regard, we hereby consent to the reference to our Opinion Letter under the captions “Summary — Opinions of Financial Advisors — RRI Financial Advisors”, “The Merger — Background of the Merger”, “The Merger — RRI Board of Directors’ Recommendation and Its Reasons for the Merger”, “The Merger — Opinions of RRI’s Financial Advisors” and to the inclusion of the Opinion Letter in the Joint Proxy Statement/Prospectus and Amendment No. 2 to the Form S-4 Registration Statement. Notwithstanding the foregoing, it is understood that our consent relates to the filing of the above-mentioned Joint Proxy Statement/Prospectus and Amendment No. 2 to the Form S-4 Registration Statement and that our Opinion Letter is not to be filed with, included in or referred to, in whole or in part in any registration statement (including any subsequent amendments to the above-mentioned Joint Proxy Statement/Prospectus and Amendment No. 2 to the Form S-4 Registration Statement), proxy statement or any other document filed with the Securities and Exchange Commission, except in accordance with our prior written consent, which is given hereby with respect to the above-referenced Joint Proxy Statement/Prospectus and Amendment No. 2 to the Form S-4 Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.
Very truly yours,
/s/ GOLDMAN, SACHS & CO.

(GOLDMAN, SACHS & CO.)